Code of Ethics

Red Cedar Investment Management, LLC (“RCIM”)
Code of Ethics and Personal Trading Policy

10.01	Overview

The purpose of this Code of Ethics and Personal Trading Policy (“Code”) is to set forth standards of conduct and personal trading guidelines that are intended to comply with Rule 204A-1 of the Investment Advisers Act of 1940, as amended (“Advisers Act”), and Rule 17j-1 of the Investment Company Act of 1940, as amended (“1940 Act”). RCIM expects each of its Supervised Persons to follow the guidelines and requirements herein.

Every Supervised Person will be required to certify annually that:

•	S/he has received this Code and any amendments to this Code;

•	S/he has read and understands this Code and recognizes s/he is subject to its provisions; and

•	S/he has complied with the applicable provisions of this Code.

Please see Glossary of Terms for definitions of italicized terms used throughout this Code. Questions concerning this policy should be directed to the Chief Compliance Officer (“CCO”).

10.02	Standards of Conduct

The Advisers Act imposes a fiduciary duty on all investment advisers, including RCIM and its Supervised Persons. As a fiduciary, RCIM has a duty of utmost good faith to act solely in the best interests of each of its Clients. RCIM’s fiduciary duty comprises a duty of care and a duty of loyalty. The duty of care requires RCIM to (a) provide investment advice in the best interest of its Clients, based on each Client’s objectives; (b) seek best execution of Clients’ transactions; and (c) provide advice and monitoring over the course of the Client relationship. The duty of loyalty requires RCIM to: (a) make full and fair disclosure of all material facts relating to the advisory relationship; and (b) eliminate or make full and fair disclosure of all conflicts of interest. Accordingly, RCIM and its Supervised Persons must strive to avoid and/or if appropriate, manage and/or disclose potential or actual conflicts of interest. Clients entrust the firm to prudently manage their assets, which in turn places a high standard on the conduct and integrity of RCIM’s Supervised Persons. This fiduciary duty compels all Supervised Persons to act with the utmost integrity in all dealings. This fiduciary duty is the core principle underlying this Code of Ethics and Personal Trading Policy and represents the expected basis of all dealings with RCIM Clients.

In connection with these expectations and in an attempt to manage conflicts of interest, RCIM has established the following core principles of conduct. While the following standards are not all-encompassing, they are consistent with RCIM’s culture of integrity, fairness, accountability, preparedness, enthusiasm, straightforwardness, dependability, inquisitiveness and consistency which is evident throughout RCIM.

A.	Core Principles

1.	Supervised Persons are required to comply with all applicable laws including Federal Securities Laws. Strict adherence to RCIM’s compliance policy manual and guidance provided by the CCO will assist Supervised Persons in complying with this important requirement;

2.	The interests of Clients are required to be placed ahead of those of all others;

3.	Supervised Persons are prohibited from taking inappropriate advantage of their position with RCIM;

4.	Supervised Persons should attempt to avoid any actual or potential conflict of interest with any RCIM Client;

5.	Personal securities transactions are required to be conducted in a manner consistent with this policy, and should not adversely impact a Client’s account; and

6.	RCIM will strive to foster a healthy culture of compliance.

B.	General Prohibitions

The Advisers Act prohibits fraudulent activities by Supervised Persons of RCIM. Specifically, these persons may not:

1.	Employ any device, scheme or artifice to defraud a Client;

2.
Make any untrue statement of a material fact to a Client or omit to state a material fact necessary in order to make the statements made to a Client, considering the circumstances under which they are made, not misleading;

3.	Engage in any act, practice or course of business that operates or would operate as fraud or deceit on a Client; or

4.	Engage in any manipulative practice with respect to a Client.

C.	Personal Conduct

1.	Acceptance of Gifts and Receipt of Business Entertainment

a.	Acceptance of Gifts

Supervised Persons must preclear with the CCO the receipt of any gift, gratuity, hospitality or other offering of more than de minimis value (less than $250) during a calendar year from any person or entity doing business with RCIM with the exception of accounts subject to Department of Labor (“DOL”) oversight (such as ERISA qualified accounts), whereby RCIM will limit the value of any gift or other offering to the value determined by RCIM’s understanding of current DOL accepted standards. Furthermore, Supervised Persons are prohibited from accepting any gifts that might influence (or appear to influence) the recipient’s business decisions for the RCIM. All gifts, with the exception of de minimis perishable and trinket items intended to be shared amongst RCIM’s staff, must be reported to the CCO, or his designee through the Personal Trading Control Center (hereinafter “Complysci”). The CCO or his designee will keep a log of all gifts reported and periodically review gifts received for reasonableness, propriety and consistency with this policy.

b.	Receipt of Business Entertainment

With the exception of accounts subject to DOL oversight, this policy does not impose a dollar limit on the receipt of business entertainment, items or events where the Supervised Person has reason to believe there is a legitimate RCIM business purpose, for example, business entertainment such as a dinner or a sporting event, of reasonable value. However, no Supervised Person may accept entertainment deemed to be excessive. With respect to accounts subject to DOL oversight, RCIM will limit the value of any entertainment received to the value determined by RCIM’s understanding of current DOL standards. A representative of the entity providing the entertainment must be present at the event to be considered legitimate business entertainment. If a representative is not at the event, then the entertainment is considered a gift subject to the limitations described in this policy.

All entertainment received where the value is expected to be greater than $250 must be reported to the CCO or his designee through Complysci with the exception of accounts subject to DOL oversight whereby RCIM staff must report all entertainment received. The CCO or his designee will keep a log of all business entertainment reported.

c.	Reporting of Acceptance of Gifts and Business Entertainment

On a quarterly basis, Supervised Persons are required to certify the acceptance of all gifts and entertainment exceeding the de minimis limit through Complysci.

2.	Giving of Gifts and Business Entertainment

a.	Giving of Gifts

Supervised Persons are prohibited from giving any gift, gratuity, hospitality or other offering of more than a de minimis value (less than $250) to any person or entity doing business with RCIM during a calendar year, with the exception of accounts subject to DOL oversight, whereby RCIM will limit the value of any gift or other offering to the value determined by RCIM’s understanding of current DOL accepted standards. Furthermore, Supervised Persons are prohibited from giving any gifts that might influence (or appear to influence) the recipient’s business decisions for the RCIM
All gifts, with the exception of de minimis perishable and trinket items, given shall be precleared by the CCO or his designee through Complysci. The CCO or his designee will maintain a log of such items. The CCO or his designee shall periodically review gifts given for reasonableness, propriety and consistency with this policy.

b.Giving of Business Entertainment

The limits on providing gifts described above do not include providing business entertainment. Supervised Persons are permitted to provide business entertainment of a reasonable value where the Supervised Person believes there is a legitimate business purpose. Examples of business entertainment include golf, a dinner, a concert or a sporting event. As a general rule, a Supervised Person of RCIM is expected to attend any event where the entertainment is provided by RCIM. If a RCIM Supervised Person is unable to attend, the tickets used by the recipient shall be considered a gift, subject to the limitations and requirements described in this policy. While there is no limit on business entertainment provided, Supervised Persons may not provide business entertainment deemed to be excessive, lavish or where there is no apparent business purpose. With regards to accounts subject to DOL oversight, RCIM will limit the value of any entertainment provided to the value determined by RCIM’s understanding of current DOL accepted standards.

RCIM personnel are not required to report business entertainment provided. RCIM shall track all business entertainment expenses in the firm’s corporate accounting records. Additionally, the CCO or his designee shall periodically review business entertainment hosted by RCIM.

c.	Reporting of the Giving of Gifts and Business Entertainment

On a quarterly basis, Supervised Persons are required to certify acceptance of all gifts and entertainment exceeding the de minimis limit through Complysci.

3.	Charitable Contributions

Supervised Persons are prohibited from making charitable contributions for any prohibited purposes. If a Supervised Person requires clarification as to the appropriateness of a charitable contribution, they shall consult with the CCO or their designee.

4.	Political Contributions

Supervised Persons, are prohibited from making political contributions to candidates for state and/or local office, as described further in the Political Contributions Policy.

5.	Serve as Director for an Outside Company

Any Supervised Person wishing to serve as a director for a public or private company (for profit or not-for-profit) must first seek preclearance and the approval of the CCO or his designee through Complysci. The CCO or designee, in reviewing the request, will determine whether such service is consistent with the interests of the firm and its Clients. The CCO shall submit his requests to RCIM’s CEO.

6.	Outside Business Activities

Supervised Persons wishing to engage in business activities outside of RCIM’s business must seek preclearance and approval from the CCO or his designee through Complysci and, if requested, provide periodic reports to the CCO or his designee summarizing those outside business activities. The CCO shall submit his requests to RCIM’s CEO.

D.	Protection of Material Non-public Information

1.
Supervised Persons are expected to exercise diligence and care in maintaining and protecting Client and Red Cedar Fund Trust (“Funds”) shareholder non-public information as outlined in RCIM’s Privacy Policy and Cybersecurity Policy.

2.

3.
Supervised Persons are also expected to not divulge information regarding RCIM’s securities recommendations or Client securities holdings to any individual outside of the firm, except as approved by the CCO.

4.
Supervised Persons may not purchase or sell a security, on behalf of the firm, the Funds, or themselves, while in possession of material, non-public information, as outlined in RCIM’s Insider Trading Policy.

5.	Supervised Persons are expected to adhere to any Reportable Fund’s policy on the disclosure of mutual fund holdings.

10.03	Personal Trading Policy

A.	Prohibited Transactions

1.	Blackout Period

Unless specifically permitted within this Code and excluding all personal Securities transactions exempt from pre-clearance in Section 10.03(B) and transactions in Reportable Funds, no Access Person shall execute a transaction in a Security when RCIM (on behalf of its Clients):

a.	Has a pending “buy” or “sell” order in that same Security;

b.	Has purchased or sold that same Security within 2 days (before or after); or

c.	Is considering purchasing or selling that same Security. See the Glossary of Terms for the definition of a Security being considered for purchase or sale.

2.	Initial Public Offerings (“IPOs”)

Access Persons are not permitted to acquire Securities in an IPO.

3.	Private Placements

Access Persons are not permitted to acquire Securities in Private Placements.

4.	Short Term Trading

No Access Person shall profit from the purchase and sale, or sale and purchase, of the same or equivalent Securities, including Reportable Funds, within 30 calendar days (“short-term trade”) without prior approval from the CCO or his designee. This restriction does not apply to short term trades in Securities exempt from pre-clearance in Section 10.03(B).

5.	Derivatives

Access Persons are prohibited from transacting in derivatives (e.g., options and futures).

6.	Other

a.
No Access Person may purchase or sell any Security in which s/he has or would have Beneficial Ownership if, in affecting such purchase or sale, s/he would violate any of the fiduciary principles of this Code or any of the Federal Securities Laws.

b.
No Access Person shall induce or cause a client account to take action (or fail to take action) for the purpose of achieving a personal benefit. Examples include causing the client account to purchase a Security owned by the Access Person for the purpose of supporting or driving up the price of the Security or causing the client account to refrain from selling a Security in an attempt to protect the value of the Access Person's investment in the Security.

c.	No Access Person may use his or her knowledge of a client's portfolio transactions to profit using such knowledge.

d.	Short-term, speculative trading and excessive trading are strongly discouraged. Personal trading that interferes with an employee's job responsibilities is prohibited.

B.	Pre-Clearance of Personal Securities Transactions

Pre-clearance is required for all personal Securities transactions with the exception of those outlined below:

1.	Shares of registered open-end investment companies, excluding Reportable Funds (ETFs are not considered open-end investment companies for purposes of this Code, and therefore must be pre-cleared);

2.	Direct obligations of the United States Government;

3.	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

4.	Shares issued by any money market fund;

5.	Shares issued by unit investment trusts that are invested exclusively in one or more open-ended investment companies, none of which are Reportable Funds;

6.	Transactions in accounts not managed by RCIM or an affiliate, in which the Access Person has no direct or indirect influence or control, including Managed Accounts;

7.
Securities acquired through stock dividends, automatic dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities; and

8.	Transactions effected pursuant to an Automatic Investment Plan.

Pre-clearance requests should be submitted to the CCO, or his designee, and such requests should be made through Complysci. The pre-clearance authorization is effective for 24 hours from the time that the pre-clearance request is approved, unless extended or revoked at the discretion of CCO or his designee. The CCO, or his designee, may disapprove such request for any reason s/he deems appropriate. All pre-clearance requests of the CCO shall be submitted to RCIM’s CEO for review and approval.

10.04	Reporting Requirements

A.	Quarterly Transaction Report

1.	Timing of Report
Access Persons must submit a Quarterly Transaction Report in Complysci to the CCO, or his designee, within 30 calendar days following the end of each calendar quarter, certifying whether the Access Person had any transactions during the previous quarter.

2.	Content of Report

a.	Each Quarterly Transaction Report must include the following information about transactions in Securities in which the Access Person has any direct or indirect Beneficial Ownership:

i.	Date of Transaction

ii.	Name of Security

iii.	Ticker Symbol or CUSIP Number, as applicable

iv.	Interest Rate and Maturity Date, as applicable

v.	Number of Shares or Par

vi.	Principal Amount

vii.	Nature of Transaction (i.e., Purchase or Sale)

viii.	Price of Security

ix.	Name of Broker

x.	Date of the Report

b.	Transactions in the following securities are not required to be reported:

i.
Shares of registered open-end investment companies that are not Reportable Funds (ETFs are not considered open-end investment companies for purposes of this Code, and therefore transactions in ETFs must be reported);

ii.	Direct obligations of the United States Government;

iii.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and other high-quality short-term debt instruments, including repurchase agreements;

iv.	Shares issued by any money market fund;

v.	Shares issued by unit investment trusts that are invested exclusively in one or more open-ended investment companies, none of which are Reportable Funds;

vi.	Transactions in accounts not managed by RCIM, in which the Access Person has no direct or indirect influence or control, including Managed Accounts; and

vii.	Transactions effected pursuant to an Automatic Investment Plan.

c.	Access Persons must also indicate on the Quarterly Transaction Report certification whether they established any new accounts during the previous quarter.

d.
Brokerage feeds may be set up in Complysci with certain brokers to provide transactions and holding information. If a direct feed is not set up, Access Persons must upload investment statements into Complysci containing all the required information described above. It is the Access Person’s obligation verify that all information is included in Complysci prior to completing certifications. If require information is not included, the Access Person must inform the CCO, or their designee.

e.	All Access Persons must complete the quarterly certifications in Complysci.

A.	Initial and Annual Holdings Report

1.	Timing of Report

a.
Access Persons are required to submit an Initial and Annual Portfolio Holdings Report to the CCO, or his designee, in Complysci indicating all personal securities holdings within 10 calendar days upon becoming an Access Person of RCIM and on an annual basis thereafter, within 30 days of calendar end.

2.	Content of Report

a.
Each Holdings Report must be current as of a date not more than 45 calendar days prior to submission and include the following information about the securities in which the Access Person has any direct or indirect Beneficial Ownership:

i.	Name and Type of Security

ii.	Ticker Symbol or CUSIP number

iii.	Number of Shares or Par

iv.	Principal Amount

v.	Broker or Bank Name

vi.	Date of the Report

b.	Access Persons do not have to include the following securities on their Holdings Report:

i.	Direct obligations of the United States government;

ii.	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high-quality short-term debt instruments, including repurchase agreements;

iii.	Shares issued by any money market fund;

iv.	Shares of registered open-end investment companies, except Reportable Funds (ETFs are not considered open-end investment companies for purposes of this Code, and therefore must be reported);

v.	Shares issued by unit investment trusts that are invested exclusively in one or more open-ended investment companies, none of which are Reportable Funds; and

vi.	Holdings in accounts not managed by RCIM, in which the Access Person has no direct or indirect influence or control, including Managed Accounts.

a.
Brokerage feeds may be set up in Complysci with certain brokers to provide transactions and holding information. If a direct feed is not set up, Access Persons must upload investment statements into Complysci containing all the required information described above. It is the Access Person’s obligation to verify that all information is included in Complysci prior to completing certifications. If required information is not included, the Access Person must notify the CCO, or their designee.

b.	All Access Persons must complete the annual holdings report in Complysci.

A.	Managed Accounts
In order to establish a Managed Account, an Access Person must grant to the external investment manager complete investment discretion over the account. In addition, the Access Person must provide documentation evidencing s/he does not have discretion over the account to the CCO who will determine whether the account is approved as a Managed Account. Reporting, including pre-clearance, is not required for this type of an account; however, Access Persons may not participate, directly or indirectly in individual investment decisions or be made aware of such decisions before transactions are executed and must certify as such to the CCO on a quarterly basis. This restriction does not preclude Access Persons from establishing investment guidelines for the manager, such as indicating industries to invest in, the types of securities to purchase or overall investment objectives. However, these guidelines may not be changed so frequently as to give the appearance that the Access Person is directing account investments.

B.	Review of Personal Securities Reports

The CCO, or his designee, shall generally consider the following factors when reviewing reportable security holdings and transactions reports as well as pre-clearance requests:

1.	Whether the investment opportunity should have been directed to a Client’s account;

2.	Whether the amount or nature of the transaction affected the price or market for the security;

3.	Whether the pre-clearance procedures were followed;

4.	Whether the Access Person benefited from purchases or sales being made for Clients;

5.	Whether the transaction was consistent with the letter and the spirit of the Code;

6.	Whether the transaction harmed any Client; and

7.	Whether the transaction has the appearance of impropriety.

The CEO will review the CCO’s personal securities reports. In no case should an Access Person review his/her own report.

10.05	Reporting of Violations

All Supervised Persons shall report promptly any violation or suspected violation of this Code (including the discovery of any violation committed by another Supervised Person) to the CCO. Examples of items that should be reported include (but are not limited to): non-compliance with Federal Securities Laws; conduct that is harmful to Clients; and trading in Securities contrary to the Personal Trading Policy. Should the violation or suspected violation be related to the CCO, the matter should be reported to RCIM’s President and CEO. The CCO and President and CEO of RCIM will determine whether such violations should be reported to any mutual fund board for which RCIM acts as adviser or sub-adviser.

Such persons are encouraged to report any violations or perceived violations as such good faith reports will not be viewed negatively by RCIM management, even if the reportable event, upon investigation, is determined to be non-volitional in nature and the CCO determines the Supervised Person reported such apparent violation in good faith.

10.06	Sanctions

Upon discovering a violation of this Code, the CCO and President and CEO may impose such sanctions as they deem appropriate, including, among other sanctions, a letter of censure or suspension, or termination of employment of the violator.

10.07	Record Keeping Requirements

The following records will be kept in accordance with this Code:

A.	Current and historic copies of the Code;

B.	Supervised Persons’ written acknowledgement of receipt of the Code;

C.	Historic listings of all Access Persons and Supervised Persons subject to the Code;

D.	Violations of the Code, and records of action taken as a result of the violations;

E.	All personal securities reports made by Access Persons and/or copies of investment account confirmations and statements;

F.	All pre-clearance requests and approvals/disapprovals of personal trading by Access Persons, including documentation of the reasons for the approval/disapproval; and

G.	Any reports made to a Reportable Fund’s Board of Directors/Trustees.

Approved: August 2014
Revised: November 2015, December 2017, May 2018, June 2019, February 2020
Glossary of Terms

1.	Access Person means:

a.	Any director, officer or partner of RCIM;

b.	Any personnel who has access to non-public information regarding the purchase or sale of a security for a client or non-public information regarding the portfolio holdings of any Reportable Fund;

c.	Any personnel who is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public; and

d.
RCIM’s CCO may exempt from the definition of Access Person certain persons who do not have actual access to investment or portfolio information or participate in the recommendation process for Client accounts, such as certain directors or officers of RCIM or temporary personnel. If the CCO has determined that a director or temporary staff member: (1) does not have access to non-public information with respect to Client transactions or securities recommendations; and (2) is not involved in the recommendation process, the CCO may designate this person as an “Exempt-Access Person” for purposes of this Code. Exempt-Access Persons must, prior to being so designated and at least annually thereafter, certify to the CCO as to the relevant facts and circumstances that formed the basis of the CCO’s above-described determination.

2.
Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

3.
Beneficial Ownership has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (“1934 Act”) except that the term applies to both debt and equity securities. As a general matter, “beneficial ownership” will be attributed to an Access Person who has or shares a direct or indirect monetary interest in a security, including through any contract, arrangement, understanding, relationship or otherwise or who has investment control over the account in which the Access Person is beneficiary. An Access Person is not considered to have a direct or indirect pecuniary interest by virtue of a power of attorney, trusteeship or executorship unless the Access Person or a member of his or her immediate family sharing the same household has a vested interest in the securities held in, or the income of, the assets of the account, trust or estate.

Beneficial ownership typically includes:

a.	Securities held in a person’s own name;

b.	Securities held with another in joint ownership arrangements;

c.	Securities held by a bank or broker as nominee or custodian on such person’s behalf or pledged as collateral for a loan;

d.
Securities held by immediate family members sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships); and

e.	Securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

Any uncertainty as to whether an Access Person beneficially owns a security should be brought to the attention of the CCO.

4.	Client means any person or entity for which RCIM serves as an investment adviser pursuant to a written Investment Advisory Agreement (“IAA”).

5.
Exchange Traded Fund (“ETF”) means an investment fund which is traded on stock exchanges, much like a stock. The distinguishing features of an ETF, in comparison to an open-end mutual fund, are that an ETF can be bought and sold at any point during a trading day at the current price and the price fluctuates throughout the day.

6.
Federal Securities Laws means the Securities Act of 1933 (“1933 Act”), the1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

7.
Initial Public Offering (“IPO”) means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

8.
Limited Offering, including a Private Placement, is defined as any security of a non-public company which is exempt from registration pursuant to Section 4(2) or Section 4(6) under the 1933 Act, or Rule 504, 505 or 506 under said Act.

9.	Managed Account is an investment account managed by an external entity in which the Access Person has no discretion over the specific securities purchased or sold within the investment account.

10.
Monetary interest has the same meaning as “pecuniary interest” as described in Rule 16a-1(a)(2) of the 1934 Act; the opportunity to directly or indirectly profit or share in any profit derived from a security transaction.

11.	Private Placement has the same meaning as “Limited Offering” and includes any private funds which are managed by RCIM.

12.
Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security, the conversion of a convertible security, and the exercise of a warrant for the purchase of a security.

13.	Reportable Fund means any investment company where RCIM serves as investment adviser or sub-adviser. Reportable Funds include the Red Cedar Fund Trust.

14.
Security has the same meaning as set forth in Section 202(a)(18) of the Advisers Act. Some of the more common instruments included in this definition are any note, stock, ETF, treasury stock, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, interest in a private placement or limited offering, or any put, call, straddle or option on any security or on any group or index of securities.

15.
A security is being considered for purchase or sale when a recommendation to purchase or sell a security has been made and communicated to a portfolio manager or persons advising a portfolio manager and/or to RCIM’s Investment Committee, and with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

16.
Supervised Person as set forth in Section 202(a)(25) of the Advisers Act means any personnel, director, officer, or natural person owner of RCIM, or any other person who provides advice on behalf of RCIM and is subject to RCIM’s supervision and control. RCIM considers all personnel to be Supervised Persons.

Red Cedar Investment Management, LLC (“RCIM”)
Political Contributions Policy

11.01	Overview
RCIM and its Covered Associates, as defined below in Section 11.02, are required to comply with Rule 206(4)-5 of the Investment Advisers Act of 1940 (“Rule”), which governs political contributions of an investment adviser and its Covered Associates to officials of state and local government entities. This policy is designed to provide reasonable assurance RCIM and its Covered Associates do not inappropriately influence the selection of advisory contracts from government entities via the use of political contributions. As a general rule, all Covered Associates of RCIM are precluded from making political contributions exceeding the de minimis amount, as discussed further below.

Questions concerning this policy should be directed to the Chief Investment Officer (“CIO”) or the Chief Compliance Officer (“CCO”).

11.02	Definitions

A.	Definitions (as used within this Policy):

1.
“Contribution” means any payment made for the purpose of influencing any election for state or local office or where an incumbent state or local official is running for federal office. Contributions include:

a.	Payments made directly to an official of a government entity who is in a position to influence the selection of RCIM as an investment adviser;

b.	Payments to a political party of a state or locality in which RCIM is providing or seeking to provide investment advisory services to a government entity; and

c.
Payments made indirectly through a third party that if, done directly, would violate the Rule. Third parties include family members, consultants, attorneys, friends, political action committees (“PAC”) or companies affiliated with RCIM.

2.	“Covered Associate” means:

a.	All Supervised Persons of RCIM and their spouses;

b.	Any PAC controlled by RCIM, an affiliate of RCIM or its Covered Associates;

c.	Any other individual as determined by the CCO.

3.
“Official” means any person, including any election committee for such person, who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office is directly or indirectly responsible for hiring an investment adviser.

4.	“Payment” means any gift, subscription, loan, advance, or deposit of money or anything of value.

5.
“Third Party Solicitor” means any person or entity that receives payment, as defined above, from the adviser for the purposes of soliciting advisory business, including, but not limited to, placement agents and consultants.

11.03	Contributions
The Rule prohibits RCIM from providing investment advisory services to government entities or agencies for compensation, where RCIM or any of its Covered Associates has made a contribution to a government official. The compensation ban runs for two years following the date of the triggering contribution.

A.	Requirements

1.	All RCIM Covered Associates are prohibited from making political contributions to government officials.

2.
Prior to entering into an advisory agreement with a prospective client that is a government entity, RCIM will research the contribution activities of the Delta Dental of Michigan PAC to ensure no contributions would cause RCIM to violate The Rule.

3.	Covered Associates are required to report all contributions quarterly.

4.
Prospective RCIM personnel are required to report political contributions for a two-year look-back period if they will solicit business for RCIM. All other prospective RCIM personnel are subject to a six-month look-back period. Political contribution reporting for prospective RCIM personnel is obtained and reviewed prior to extending the employment offer.

5.
If RCIM determines that a contribution triggered the two-year ban on compensation, RCIM management will make a determination whether to provide uncompensated services to the client or allow a reasonable period of time for the client to find a new investment adviser.

6.	For any fees earned within two years following a triggering contribution, RCIM will promptly refund the portion of the management fee earned and received.

B.	Limitations and Exceptions

1.	Covered Associates are generally allowed, subject to pre-approval from the CCO, to make aggregated de minimis contributions of up to:

a.
$350 per election Primary and general elections are considered separate elections. if the Covered Associate is entitled to vote A Covered Associate is “entitled to vote” for an official if the covered associate’s principal residence is in the locality in which the candidate seeks election. for the official; or

b.	$150 per election if the Covered Associate is not entitled to vote for the official.

2.	Returned contributions that meet all of the following requirements are excepted:

a.	The contribution was made inadvertently to an official for whom the Covered Associate is NOT entitled to vote.

b.	The contribution, in the aggregate, does not exceed $350.

c.
RCIM must learn of the contribution within four months of said contribution, and the contributor must obtain a return of the contribution within 60 days of RCIM learning of the triggering contribution.

RCIM may not rely on the exceptions outlined above more than two times per calendar year. An individual Covered Associate may not rely on the exception more than once per calendar year. Returned contributions made in excess of the allowed exceptions will subject RCIM to the two-year ban on compensation.

11.04	Coordination of Contributions
Neither RCIM nor its Covered Associates may coordinate or solicit any person or PAC to make contributions to the following:

•	An official of a government entity to which RCIM provides or is seeking to provide investment advisory services; or

•	A political party of a state or locality where RCIM is providing or seeking to provide advisory services to a government entity.
Examples of soliciting include, but are not limited to: sponsoring an event where a candidate will engage in fundraising; authorizing the use of company logo or letterhead in connection with fundraising activities; and coordinating small contributions from a large number of individuals.

11.05	Third Party Solicitation
RCIM will not hire a third-party solicitor to solicit government clients, unless such solicitor is a registered investment adviser, broker dealer or municipal adviser.

11.06	Record Retention Requirements
RCIM will maintain a record of the following:

A.	A list of all of its Covered Associates which includes:

1.	Name and title;

2.	Business and residence addresses;

3.	Date became a Covered Associate;

4.	Whether Covered Associate solicits business on behalf of RCIM.

B.	A list of all government entities for which RCIM provides or has provided investment advisory services in the most recent five years.

C.	A list of all government entities whose plans include(d) a RCIM-managed mutual fund as an option in the most recent five years, including:

1.	Each government entity invested in a fund RCIM manages whose account(s) can be reasonably identified either using fund or transfer agent records;

2.	Each government entity whose account was identified at the time of investment by RCIM or one if its Covered Associates;

3.	Each government entity that sponsors or establishes a 529 Plan with RCIM; and

4.	Each government entity that has been solicited to invest in a fund by a Covered Associate of RCIM or an intermediary.

D.	A list of all direct or indirect contributions or payment made by RCIM or its Covered

Associates to an official of a government entity, a political party or a PAC. Records relating to these contributions must be listed in chronological order and include the following information:

1.	Name and title of contributor;

2.	Name and title of recipients, including city/county/State or other political subdivision;

3.	Amount and date of each contribution or payment;

4.	Whether any such contribution was the subject of the “returned contributions” exceptions defined above.

E.	The name and business address of each solicitor paid to solicit a government entity to retain RCIM’s services.

Approved: February 2020
Revised:
Red Cedar Investment Management, LLC (“RCIM”)
Insider Trading Policy

12.01	Overview

No staff member may purchase or sell a security while in possession of material, non-public information. This prohibition applies to transactions made personally by RCIM personnel and transactions made on behalf of others, including trades in client accounts managed by RCIM. RCIM also prohibits communicating material, non-public information to others in violation of the law, frequently referred to as “insider trading.” This policy applies to every staff member and extends to activities within and outside their duties at RCIM.

“Insider trading” generally refers to the use of material, non-public information to trade in securities (whether or not one is an “insider” of a specific company). Insider trading also encompasses the communication of material, non-public information to others. Individuals trading securities while in possession of material, non-public information or improperly communicating that information to others may be exposed to stringent penalties. While penalties may be imposed internally by RCIM, personnel trading while in possession of material, non-public information may be subject to legal penalties as well.

Questions concerning this policy should be directed to the Chief Compliance Officer (“CCO”).

12.02	Procedures

The following procedures have been established to aid RCIM and all personnel in avoiding insider trading, and to assist RCIM in preventing and detecting insider trading.

A.	Identifying Non-public Information

Before personnel trade securities for themselves or others, including accounts managed by RCIM, a staff member should ask him/herself the following questions regarding the information they receive about the security:

•
Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the security if it were generally disclosed to the public?

•
Is the information non-public? To whom has this information been provided? Has the information been communicated to the marketplace by being published in financial publications, brokerage reports, the internet or other publications of general circulation?

While there are various legal nuances regarding the true definition of insider trading, insider trading generally includes the following scenarios:

1.	Classic Scenario: Trading by an insider who owes a duty to the issuer of the security traded;

2.	Misappropriation Scenario: Trading based on material non-public information in breach of a duty owed to someone other than the issuer; or

3.
Tipping Scenario: The recipient of inside information assumes the same liability as the person who provided the tip, if the recipient knows or should have known the provider of such information is breaching a duty by transmitting or otherwise sharing the information.

B.	Staff Member Actions

If, after consideration of the above, (i) a staff member believes s/he is in receipt of material, non-public information; (ii) a staff member has questions as to whether s/he is in receipt of material, non-public information; or (iii) a staff member suspects a client is trading based on inside information, the staff member should take the following steps:

1.	Report the information and, if applicable, proposed trade immediately to the CCO or their designee;

2.	Do not purchase or sell the securities either on behalf of yourself or on behalf of others, including any client account managed by RCIM; and

3.	Do not communicate the information inside or outside of RCIM, other than to the CCO or their designee.

After the CCO has reviewed the issue, the staff member will be instructed either to continue the prohibition against trading and communication because the CCO has determined that the information is material and non-public, or the staff member will be allowed to trade the security and communicate the information. If necessary, the CCO or their designee will add the security to the Restricted List in Complysci.

C.	Management Actions

Upon determination that the information may represent material inside information, the CCO will take the following actions, as deemed appropriate:

1.	Consider a halt to all firm trading activity in the security;

2.	Consider a halt to all recommendations of the security;

3.	Consider requesting the issuer or other appropriate parties to disseminate the information promptly to the public if the information is valid and non-public;

4.	Take steps to ensure all files containing material, non-public information is sealed and access to computer files containing material, non-public information is restricted;

5.	Consult with the Chief Executive Officer; and

6.	Notify legal counsel and request advice as to what further steps should be taken before transactions or recommendations in the securities are resumed.

In addition, the CCO or their designee shall confidentially document the firm’s actions in addressing the material inside information.

Approved: August 2014
Revised: February 2020